Exhibit 10.37

Milacron Inc.
Temporary Enhanced Severance Plan

Award Letter

      You have been selected as a participant in the Milacron Inc. Temporary Enhanced Severance Plan (the "Plan"). Your participation in the Plan is subject to the terms and conditions of the Plan, which are incorporated in and made a part of this Award Letter. Capitalized terms used but not defined in this Award Letter have the meanings as used or defined in the Plan.

      1.   Severance Multiple.  Subject to all the terms and conditions of the Plan and this Award Letter, you shall participate in the Plan with a Severance Multiple of 24 months. Your participation in the Plan shall not become effective unless you have signed and returned this Award Letter to Brad Baker at 2090 Florence Avenue, Cincinnati, Ohio 45206 on or before November 17, 2003.

      2.   Release.  You acknowledge and agree that you shall not be entitled to any benefits under the Plan unless you execute a Release, at the time benefits are requested (as provided in Section 2(b) of the Plan), in favor of the Company and others as set forth in the Release, relating to all claims or liabilities of any kind relating to your employment with the Company or its subsidiaries and the termination of such employment.

      3.   Restrictive Covenants.  You acknowledge and agree that, as a condition to your participation in the Plan and your receipt of any benefits under the Plan, you will be subject to certain restrictive covenants (including but not limited to covenants not to compete with the Company, not to solicit or hire employees or clients of the Company, and not to disclose information relating to the Company's relationships with its customers or other confidential information), for a period equal to your Severance Multiple as stated above.

      4.   Confidentiality.  You agree to keep confidential the terms of the Plan and your selection to participate in the Plan, provided that you may disclose such information to your spouse, personal attorney and personal financial and tax advisors, whom you will advise of the confidentiality obligation.

      5.   Plan Language.  You acknowledge that you have received a copy of the Plan, that you have read the Plan and understand your rights and obligations under the Plan, and that you agree to be bound by the terms and conditions of the Plan.

      6.   Governing Law.  Except to the extent preempted by ERISA, this Award Letter shall be governed by and construed in accordance with the laws of the State of Ohio without reference to principles of conflict of laws.

MILACRON INC.

by

AGREED AND ACCEPTED

[Name of Participant]